Exhibit C

                         INCENTIVE STOCK OPTION PLAN lQ
                                 (Non-Qualified)

1. PURPOSE. The Plan 1Q (the "Plan") is intended as an incentive and to encourage stock ownership by key employees of SOFTWARE TECHNOLOGY, INC. (the "Company") by the granting of stock options as provided herein. The options issued pursuant to the Plan will not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

2.   ADMINISTRATION.

     (a) The Plan shall be administered by the Chief Executive Officer of Exigent International, Inc. (the "CEO").

     (b) The CEO is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan or the options granted thereunder as it may deem necessary or advisable, which actions shall be binding and conclusive.

3. ELIGIBILITY. Options may be granted to such employees of the Company or its subsidiaries as the CEO shall select from time to time.

4. STOCK. The stock to be subject to options under the Plan shall be shares of the Exigent International, Inc. ("Exigent") common shares (30,000,000 authorized) par value $.01 per share, either authorized and unissued or treasury shares. The aggregate number of shares of stock for which options may be granted under the Plan shall not exceed six hundred thousand (600,000) common shares, subject to adjustment in accordance with the terms of paragraph 8 hereof. The shares subject to the unexercised portion of any terminated or expired options under the Plan may again be subjected to options under the Plan.

5. TERMS AND CONDITIONS OF OPTIONS. All options granted pursuant to the Plan shall be authorized by the ExigentBoard of Directors (the "Board") and shall be evidenced by stock option agreements in writing in such form as the Board shall determine. The terms and conditions set forth in such stock option agreements shall include the following provisions.

     (a) Grant Date. The CEO shall determine the date on which such option shall be given; however, any options granted under this Plan shall be granted within ten (10) years from the date this Plan is adopted.

     (b) Fair Market Value. The fair market value shall be (i) if the Common Shares are listed on a national exchange, the simple average of the high and low prices in trading of the Common Shares, as reported by sources deemed reliable by the CEO, on such exchange on the date on which the Option is granted (or if there is no trading on such date, then on the first previous date on which there has been trading); (ii) if the Common Shares are not listed on a national exchange but are traded in the over-the-counter market, the average of the high and low prices on the date on which the Option is granted (or if there is no trading on such date, then on the first previous date on which there has been trading); or (iii) if the Common Shares are neither listed on a national exchange nor traded in the over-the-counter market, as determined in good faith by the CEO based upon an appraisal, or in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Internal Revenue Code and accompanying regulations.

     (c) Option Period. Each stock option agreement shall set forth the period for which such option is granted, which shall not exceed three (3) years from the date such option is granted (the "option period").

     (d) Option Price. The option price per share of each option granted under the Plan shall be not less than one hundred percent (100%) of the fair market value, as determined by the CEO, of a share of stock on the date of grant of such option. An option shall be considered granted on the date the CEO acts to grant the option or such later date as the CEO shall specify.

     (e) Transfer of Option. No option shall be transferable by the Optionee other than by will or the laws of descent and distribution.

     (f) Exercise of Options. Each option may be exercised at any time during its option period, subject to the restrictions in this paragraph and in the stock option agreement under which it is issued.

     (g) Payment for Options. On the date of exercise, the Optionee shall make full payment of the option price (i) in cash; (ii) with the consent of the CEO, by tendering previously acquired shares of stock (valued at their fair market value, as determined by the CEO, as of the date of exercise); or (iii) with the consent of the CEO, any combination of
          (i) and (ii).

     (h) No Obligation to Exercise. The granting of an option shall impose no obligation upon the Optionee to exercise such option.

     (i) Term of Employment. If the Optionee's employment with Exigent or any subsidiary of Exigent is terminated for due cause, all stock options shall terminate simultaneously therewith and Optionee shall have no further right to exercise an option thereafter. For purposes of this subparagraph (h) due cause shall be determined by the Optionee's employment agreement with the Company or any subsidiary of the Company, or, in the absence of an employment agreement, by the CEO of the Company in his sole and absolute discretion. If the Optionee ceases to be an employee of the Company or any subsidiary of the Company for any reason other than due cause or death or disability (as hereinafter defined), the term of all options shall expire on a date not later than three (3) months after termination. If the Optionee ceases to be an employee of the Company or any subsidiary of the Company by reason of death or disability (as determined by the CEO), the term of all options shall expire on a date which is not later than twelve (12) months following the date of death or disability.

6. STOCK APPRECIATION RIGHTS. The CEO, in his discretion, may grant any Optionee with a stock option under this Plan , the right to recover appreciation of the optioned stock in the form of a taxable payment of cash and/or other property, including stock of the Company, in exchange for the cancellation or surrender of the optioned stock on which the appreciation is measured ("underlying stock option"). The appreciation of the optioned stock shall be measured by the difference between the fair market value of the optioned stock on the date of exercise and the option price. The rights described in this paragraph shall be referred to hereafter as "stock appreciation rights."

7. RESTRICTIONS ON EXERCISE OF STOCK APPRECIATION RIGHTS. An Optionee may choose to exercise his or her stock appreciation rights in lieu of receipt of the optioned stock as set forth above, but only under the following terms and conditions.

     (a)  The  stock  appreciation   rights  shall  expire  no  later  than  the
          expiration date of the stock option as set forth in paragraph 5(b) and the Optionee's stock option agreement.

     (b) The amount of cash or the fair market value of property received through stock appreciation rights shall not exceed the difference between the fair market value of the option on the date of exercise and the option price (hereinafter referred to as appreciation ).

     (c) The stock appreciation rights shall be transferable only when the underlying stock option is transferable, and only under the same conditions, as set forth in paragraph 5(d) and the Optionee's stock option agreement.

     (d) The stock appreciation rights shall be exercised only when the underlying stock option is eligible to be exercised as set forth in paragraphs 5(b) and 5(e), and the Optionee's stock option agreement.

     (e) The stock appreciation rights shall be exercised only when there is a positive appreciation, (i.e. when the fair market value of the underlying stock exceeds the exercise price of the option).

     (f) The exercise of the right has the same tax consequences as the exercise of the option followed by the immediate sale of the stock.

     (g) The Optionee shall notify the CEO thirty (30) days prior to his or her exercise of stock appreciation rights of the Optionee's intent to elect to exercise such rights.

     (h) The form of payment and the fair market value of any property paid upon exercise of stock appreciation rights shall be within the sole and reasonable discretion of the CEO. Such determination shall be final, binding, and conclusive.

     (I) Upon exercise of an Optionee's right to receive the stock appreciation value in cash and/or property, the underlying options shall be canceled.

8. WITHHOLDING. A recipient of shares pursuant to the exercise of an Option, or on the surrender of any Option, shall pay Exigent in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by Exigent or any subsidiary to such authority for the account of the recipient. Notwithstanding the foregoing, the CEO, in his discretion, may allow the recipient to satisfy such obligation in whole or in part, and any other local, state or federal income tax obligations resulting from the exercise of an Option, by electing to deliver to Exigent shares owned by the Optionee at the time of exercise or surrender, or to have Exigent withhold from the shares to which the recipient is entitled. The number of shares to be delivered or withheld shall have a fair market value as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to the amount of such obligation (but not exceeding such amount). Any election to deliver Exigent shares or have Exigent shares withheld to satisfy withholding obligations must be made in writing to the CEO prior to the date the amount to be withheld is determined. The CEO may reject any such election or suspend or terminate the right to make an election. An election which has been made and accepted by the CEO is irrevocable.

9. ADJUSTMENT IN THE EVENT OF CHANGE OF STOCK. In the event of any change in the outstanding stock by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, changes in its capital or business structure, or combinations or exchanges of shares and the like, the number and kind of shares which thereafter may be optioned and sold under the Plan , the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof shall be approximately adjusted consistent with such change. The determination of the CEO as to any adjustment shall be final and conclusive.

10. GENDER. As used in this Plan , the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

11. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN . The Board of Directors of the Exigent may terminate, amend, or modify the Plan, at any time. No amendment, modification, or termination of the Plan shall in any manner affect any option heretofore granted to an Optionee under the Plan without the consent of the Optionee.

12. TERM OF THE PLAN . The Plan is effective as of the 11th day of June , 1997. The Plan was approved by the Board on the 11th day of June, 1997. The Plan shall terminate on the 11th day of June, 2007, or on such earlier date as may be determined by the Board. Termination of the Plan, however, shall not affect the rights of Optionee under options theretofore granted to them, and all unexpired options shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.